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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders
 Level 8 Systems, Inc.:
Cary, North Carolina

We consent to the incorporation by reference in this Amendment Number 2 of Registration Statement Number 333-82768 of Level 8 Systems, Inc. on Form S-3 of our report dated March 25, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) appearing in the Annual Report on Form 10-K/A Amendment Number 1 of Level 8 Systems, Inc. for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

Raleigh, North Carolina
June 3, 2002